Exhibit 99.2
BY FIRST CLASS MAIL
September 27, 2021
NOTICE OF REDEMPTION
TO THE HOLDERS OF Proterra Inc
Public Warrants (CUSIP No. 74374T117)*
AND
PRIVATE WARRANTS

NOTICE IS HEREBY GIVEN, as of September 27, 2021, that Proterra Inc, a Delaware corporation (the “Company”), has elected to redeem, at 5:00 p.m. New York City time on October 27, 2021 (the “Redemption Date”), all of the outstanding public warrants (the “Public Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that are governed by the Amended and Restated Warrant Agreement, dated as of June 14, 2021 (the “Warrant Agreement”), by and among the Company, Computershare Trust Company, N.A., a federally chartered trust company, and Computershare Inc., a Delaware corporation (collectively, “Computershare”), as warrant agent and transfer agent, at a redemption price of $0.10 per Warrant (the “Redemption Price”). In addition, the Company will redeem, at the Redemption Date, all of the outstanding private placement warrants previously issued pursuant to the Private Placement Warrants Purchase Agreement dated as of September 20, 2020 (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) to purchase Common Stock and also governed under the Warrant Agreement at the Redemption Price and otherwise on the same terms as the Public Warrants.

Under the terms of the Warrant Agreement, the Company is entitled to redeem all of the outstanding Public Warrants at a redemption price of $0.10 per Public Warrant if (i) the last reported sales price (the “Reference Value”) of the Common Stock is at least $10.00 per share for any twenty trading days within the thirty-day trading period ending on the third trading day prior to the date on which a notice of redemption is given and (ii) if the Reference Value is less than $18.00 per share, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. At the direction of the Company, Computershare is delivering this notice of redemption to each of the registered holders of the outstanding Warrants.

Please note, that holders of the Warrants shall have until 5:00 p.m. New York City time on the Redemption Date to exercise their Warrants. As the Reference Value is less than $18.00 per share, payment upon exercise of the Warrants may be made either (i) in cash, at an exercise price of $11.50 per share of Common Stock (the “Cash Exercise Price”) or (ii) on a “cashless basis” in which the exercising holder will receive a number of shares of Common Stock to be determined in accordance with the terms of the Warrant Agreement and based on the Redemption Date and the volume weighted average price (the “Fair Market Value”) of the Common Stock during the 10 trading days immediately following the date on which this notice of redemption is sent to holders of Warrants. The Company will inform holders of the Fair Market Value no later than one business day after such 10-trading day period ends. In no event will the number of shares of Common Stock issued in connection with an exercise on a cashless basis exceed 0.361 shares of Common Stock per Warrant. If any holder of Warrants would, after taking into account all of such holder’s Warrants exercised at one time, be entitled to receive a fractional interest in a share of Common Stock, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.

Registered holders of Warrants will need to carefully read, complete and execute the enclosed Warrant Exercise Form and send the completed form to Computershare and, if exercised for cash, with a check for the total Cash Exercise Price amount payable in connection with such exercise, with such check made payable to “Computershare Trust Company”. Alternatively, registered holders of Warrants may contact Computershare’s Shareholder Services team to request the ability to electronically submit a Warrant Exercise Form and, if exercised for cash, wire the total Cash Exercise Price amount. Registered holders of Warrants will be able to access their unique Warrant Exercise Form by contacting Computershare’s Shareholder Services call center at 1-800-736-3001 or by emailing Computershare at web.queries@computershare.com and requesting a copy of their Warrant Exercise Form. Holders of Public Warrants who hold their warrants through a broker will need to instruct their broker to exercise their Warrants through DTC’s Public Warrant Program. A copy of this notice will be posted at https://ir.proterra.com.

Each whole Warrant entitles the holder, upon exercise for cash, to purchase one fully paid and non-assessable share of Common Stock, at the Cash Exercise Price. Warrants may also be exercised on a cashless basis as described above. As of September 24, 2021, the most recent practicable date prior to the mailing of this Notice of Redemption, the closing price of the Common Stock on the Nasdaq was $10.12.

Any Warrants that remain unexercised immediately after 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, and all rights thereunder and in respect thereof will cease, except the right of the holders thereof to receive the Redemption Price in respect of each such Warrant.

Under United States federal income tax laws, Computershare may be required to withhold a percentage of the payment of the Redemption Price unless such holder has furnished a valid taxpayer identification number and certification that the number supplied is correct or has otherwise established that such holder is not subject to backup withholding. Holders of the Warrants who wish to avoid the application of these provisions should submit either a completed IRS Form W-9 (use only if the holder is a U.S. person, including a resident alien), or the appropriate IRS Form W-8 (use only if the holder is neither a U.S. person or a resident alien), when providing the Warrant Exercise Form, if the holder has not already provided such documentation to Computershare. See: IRS Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities; Publication 515, IRS Form W-9; and IRS Form W-8 forms and corresponding instructions are available through the IRS website at www.irs.gov. Holders should consult their tax advisors.

* The CUSIP number appearing herein have been included solely for the convenience of the holders of the Public Warrants. Neither the Company nor Computershare shall be responsible for the selection or use of any such CUSIP number, nor is any representation made as to its correctness on the Public Warrants or as indicated herein.

Questions regarding redemption of the Warrants or the procedures therefor should be directed to our information agent, Georgeson, at 800-932-9864.

Warrant Exercise Form